EXHIBIT 10.5

                       AGREEMENT AND MUTUAL RELEASE

     KNOW ALL MEN BY THESE PRESENTS, that Lawrence E. Evans ("Evans") and AutoZone, Inc., a Nevada corporation and its direct and indirect subsidiaries (collectively "AZO") for and in consideration of the promises, undertakings and benefits set out in this Agreement and Mutual Release ("Agreement") as of September 1, 1999 agree as follows:

     1. EFFECTIVE DATE. Evans resigns as an officer of AZO of as of August 28, 1999 ("Effective Date") but shall remain an employee of AZO on leave of absence until September 1, 2004 ("Termination Date"). During the period from the Effective Date until the Termination Date, Evans shall be on leave of absence but shall make himself available to consult and advise AZO when reasonably requested by the CEO, or COO of AZO, or an officer designated by such persons.

     2. RELEASE. Except for the obligations undertaken pursuant to the terms of this Agreement, Evans releases and forever discharges AZO and its employees, agents, subsidiaries, predecessors, successors, affiliated companies, heirs and assigns from any and all claims of whatsoever nature and the right to receive compensation from such claims, growing out of or in any way directly or indirectly connected with the employment relationship between Evans and AZO, included but not limited to:

     A.   Breach of any express or implied term or condition of employment;

     B. Any other causes of action under any federal, state or local law, rule or regulation, including but not limited to claims under the Age Discrimination in Employment Act (as amended), the Older Workers' Benefit Protection Act, the Civil Rights Act of 1991, the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and/or the Tax Reform Act of 1986 (as amended); and/or

A. Except with respect to Evans's rights as provided in this Agreement, any right to receive any monetary damages or liability payments from any actions at law or in equity filed on his behalf with regard to his employment with or arising out of or relating to his employment with AZO.

     (IT IS IMPORTANT THAT YOU, MR. EVANS, READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT IN FULL AND THAT IF YOU DECIDE TO SIGN IT, THAT YOU DO SO KNOWINGLY AND VOLUNTARILY. WE SUGGEST YOU CONSULT AN ATTORNEY ABOUT THIS AGREEMENT AND YOUR RIGHTS BEFORE SIGNING IT. YOU WILL NOT waive or give up any rights to claims you may have against AZO that may arise AFTER the date that you sign this Agreement.

     Although we encourage you to seek advice of counsel concerning your rights and will be happy to answer questions about our offer, the offer is not negotiable. In other words, you may accept the offer as stated or reject the offer and receive the benefits to which you are entitled by law).

     3. RECISION. AZO's offer as described in this Agreement will remain open and effective for twenty-one (21) days from September 1, 1999. Evans may elect to accept or reject this offer within that time period. If Evans does nothing within the twenty-one (21) day period, the offer shall be deemed withdrawn by AZO.

     If Evans does sign the Agreement within the twenty-one (21) day period, Evans will have seven (7) days following the date he signed this Agreement to change his mind and revoke the Agreement in writing.
Therefore, this Agreement will not be in effect until seven (7) days have passed following the date Evans signs this Agreement.

     4. BENEFITS. In consideration of the release granted by and the services to be provided by Evans and the other obligations undertaken by Evans pursuant to this Agreement, AZO agrees to confer the following Benefits in his favor:

     A. For the period beginning on the Effective Date and ending on the Termination Date, Evans shall receive compensation of five thousand one hundred forty-six and 15/100 dollars ($5,146.15) bi-weekly As used in this Agreement "bi-weekly" shall mean once every two weeks.

B.        Any vacation pay accrued as of the Effective Date;

C. Except as set forth under Remedies below, all rights and duties in connection with the stock options agreements entered into by AZO and Evans ("Stock Option Agreements") shall be govern by those agreements. Notwithstanding, in the event Evans breaches this Agreement in any respect, he shall forfeit the right to exercise any then unexercised stock options at or after the time of the breach.

D. For the period beginning on the Effective Date and ending the earlier of (i) the Termination Date or (ii) receipt of Coverage (as such term is defined below) from another employer, continued health and dental insurance which shall be the same coverage and at the same cost to Evans as such coverage would be if Evans was not on leave of absence (excluding life and disability insurance) ("Coverage") And after that time Evans shall be entitled to receive such coverage for such time as is required by law.

E. Any unreimbursed expenses incurred on or prior to the Effective Date if such expenses would have been reimbursed under normal AZO policies.

F. For the 1999 fiscal year, Evans shall receive a bonus calculated in accordance with the bonus formula previously established for the 1999 fiscal year which bonus shall be paid when AZO pays officer bonuses for fiscal year 1999.

     The stock options exercisable for AZO common stock currently held by Evans shall continue to vest in accordance with their current vesting schedules and Evans's leave of absence shall not constitute a "Termination of Employment" for purposes of the applicable Non-Qualified Stock Option Agreements. Such Stock Option agreements shall continue to be govern by the terms and conditions contained in such agreements.

     EVANS UNDERSTANDS AND AGREES THAT THE ONLY BENEFITS HE WILL RECEIVE FROM AZO ARE SET FORTH ABOVE, AND THAT ALL OTHER BENEFITS HE IS PRESENTLY RECEIVING FROM AZO, INCLUDING BUT NOT LIMITED TO LIFE INSURANCE, LONG TERM DISABILITY COVERAGE AND EMPLOYEE STOCK PURCHASE PLAN, SHALL BE TERMINATED AS OF THE EFFECTIVE DATE.

     The parties understand that applicable local, state, and federal tax deductions and withholdings will be made from all of the appropriate payments and exercises of stock options. The parties further understand and agree that payment of Benefits in no way increases the vesting period for retirement benefits nor does it have any effect on the computation of retirement benefits.

     6. NON-COMPETE. Evans further agrees that he will not, for the period beginning on the date of execution of this Agreement and ending on the Termination Date, be engaged in or concerned with, directly or indirectly, any business related to or involved in the wholesale or retail sale or distribution of auto parts and accessories, chemicals, or motor oil, operating in the automobile aftermarket in any state or geographical area in which AZO operates now or shall operate during the term of the non-compete agreement (herein called "Competitor"), as an employee, consultant, beneficial or record owner (other than as an owner of less than 1% of the issued and outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or reported on the NASDAQ Stock Market's National Market System), partner, joint venturer, officer or agent of the Competitor.

          The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances. The parties further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Non-Compete section is unenforceable for any reason in an action brought by or on behalf of Evans, or against Evans, Evans shall forfeit any unexercised option rights, vested or not vested, connected to the Stock Option Agreements.

     Further, Evans agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AZO any employee of AZO during the term of this non-compete agreement.

     In the event of breach by Evans of any provision of this Paragraph 6 "NON-COMPETE", Evans acknowledges that such breach will cause irreparable damage to AZO, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, AZO shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach of any such provision and AZO shall be entitled to the remedies set forth in the section entitled "Remedies".

     7. CONFIDENTIALITY. Unless otherwise required by law, Evans shall hold in confidence any proprietary or confidential information obtained by him during his employment with AZO, which shall include, but not be limited to, information regarding AZO's present and future business plans, systems, operations and personnel matters. Further, Evans agrees to keep confidential the terms and contents of this Agreement, and, unless required by law, will not display, discuss, or make public in any way the terms of this Agreement or the contents of this document. The parties agree that neither will take any action detrimental to the other and that neither will criticize nor disparage the other and/or any affiliates, subsidiaries, employees, agents, heirs, predecessors, successors or assigns. Notwithstanding the above, Evans may inform his attorney, accountant and spouse of the terms of this Agreement so long as that third party agrees to keep such information confidential.

     8. COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the matters covered herein and is intended to integrate and merge all prior understandings, discussions and negotiations. No other agreements, oral or written, relating to the subject matter contained herein shall be binding upon or enforceable against any of the parties. This Agreement and the documents executed pursuant to it may be amended only in a writing signed by authorized representatives of the parties. No provision of this Agreement or any document executed pursuant to it may be waived except in a writing signed by authorized representatives of the parties.

     This Agreement shall be governed and construed by the laws of the State of Tennessee, without regard to its choice of law rules. The parties agree that the only proper venue for any dispute under this Agreement shall be Shelby County, Tennessee.

     9. SEVERABILITY. The sections of this Agreement are intended to be severable. If any section or provision of this Agreement shall be held to be unenforceable by any court of competent jurisdiction, this Agreement shall be modified to the minimum extent necessary to be enforceable, or if such modification is not possible, then this Agreement shall be construed as though such section or provision had not been included in it. If any section or provision of this Agreement shall be subject to two constructions, one of which would render such section or provision invalid, then such section or provision shall be given that construction that would render it valid.

     10. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS. The representations, warranties, and obligations of the parties pursuant to this Agreement shall survive the execution hereof and this Agreement shall continue to be binding upon and enforceable against each of the parties, their successors, heirs, executors, and assigns. The rights and benefits of Evans hereunder shall inure to the benefit of his heirs and estate and after Evans's death, his estate shall have the right to receive the Benefits as are required by law, and to the extent allowed by their terms, shall have the rights set forth in the Stock Option Agreements. Notwithstanding, all payments provided for hereunder shall cease at the death of Evans.

     11. REMEDIES. Evans acknowledges and agrees that any remedy at law for a breach of any obligation herein may be inadequate and that AZO shall be entitled to any and all equitable relief, including, but not limited to, injunctive relief. In the event Evans breaches this Agreement in any way, any unpaid Benefits shall immediately terminate and Evans shall forfeit any then unexercised option rights.

     In addition, the parties agree to execute on or after the date of the execution of this Agreement any and all reasonable additional documents as requested by the other or its counsel to effectuate the purposes hereof.

     IN WITNESS WHEREOF, the respective parties execute this Agreement.


AUTOZONE, INC.


By:  /s/ John C. Adams, Jr.            /s/ Lawrence E. Evans
       ----------------------          ---------------------------
                                       Lawrence E. Evans
Title: CEO
       -------                         October 18, 1999
                                       ---------------------------
                                       Date
By: /s/ Harry L. Goldsmith
     -------------------------

Title: Sr. V.P.